UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VOXX International Corporation

(Name of Registrant as Specified in Its Charter)

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2351 J Lawson Blvd. Orlando, FL 32824

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 21, 2022

Dear Stockholder:

The Annual Meeting of Shareholders of VOXX International Corporation (“Voxx” or the “Company”) will be held on Thursday, July 21, 2022, at 10:00 a.m. Eastern Time.  The Annual Meeting will be a completely virtual meeting of stockholders.  You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/VOXX2022, where you will be able to listen to the meeting live, submit questions, and vote online. You are cordially invited to attend.

The Annual Meeting will be held for the following purposes:

1.	to elect eight directors to serve until the 2023 Annual Meeting of Shareholders or until their successors are elected and qualified;
2.	to consider and ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2023.

In their discretion, the proxies are authorized to vote, as described in the accompanying Proxy Statement, upon any other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record as of the close of business on May 26, 2022 (the "Record Date") are authorized to receive notice of, and to vote their shares at, the Annual Meeting or any adjournment thereof. As detailed in the Proxy Statement, you may vote your shares via the internet, by telephone, or by mail. Voting your shares via the internet is the most cost-effective method. If your shares are held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

We encourage you to vote your shares promptly using one of the methods discussed above.

By order of the Board of Directors,

/s/ Janine Russo

JANINE RUSSO

Corporate Secretary

Hauppauge, New York

June 7, 2022

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 21, 2022. THE PROXY STATEMENT AND THE FORM 10-K OF THE COMPANY ARE AVAILABLE AT http://www.proxyvote.com.

PLEASE VOTE YOUR SHARES PROMPTLY

VOXX INTERNATIONAL CORPORATION

2351 J LAWSON BLVD.

ORLANDO, FL 32824

800-645-7750

ANNUAL MEETING OF SHAREHOLDERS

Thursday, July 21, 2022

PROXY STATEMENT

This Proxy Statement contains information about the Annual Meeting of Shareholders of VOXX International Corporation (“Voxx” or the “Company”). The accompanying proxy is solicited by the Board of Directors of the Company (the "Board") on behalf of the Company, which is paying the full costs of the solicitation.

2022 Annual Meeting

The Annual Meeting of Shareholders of VOXX International Corporation (the "Annual Meeting") will be held at 10:00 a.m. Eastern Time on July 21, 2022. The Annual Meeting will be a completely virtual meeting of stockholders.

You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/VOXX2022, where you will be able to listen to the meeting live, submit questions, and vote online.

At the Annual Meeting, you will be asked:

1.

to elect the eight nominees as directors of the Company's Board of Directors, each to hold office until the next annual meeting of shareholders or until respective successors are duly elected and qualified;

2.	to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2023.

The Board of Directors knows of no other matters to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the proxy will vote on such other matters in accordance with their best judgment.

Internet Availability of Proxy Materials

Proxy materials are being furnished by the Company to shareholders via the internet on or about June 7, 2022, rather than by mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials and cast your vote on the internet. If you would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. This Proxy Statement and the Company’s 2022 Annual Report on Form 10-K are available at www.proxyvote.com. Internet distribution of proxy materials is designed to expedite receipt by shareholders, lower the cost of the Annual Meeting, and conserve natural resources. However, if you would like to receive proxy materials for the Annual Meeting or for future shareholder meetings, you may request printed copies as follows:

•	By telephone: call 1-800-579-1639 free of charge and follow the instructions;
•	By internet: go to www.proxyvote.com and follow the instructions; or
•

By e-mail: send an e-mail message to sendmaterial@proxyvote.com. Please send a blank e-mail and put the 16 digit control number located in your Notice of Internet Availability of Proxy Materials in the subject line.

Solicitation and Voting of Proxies

Only shareholders of record at the close of business on May 26, 2022 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. At the close of business on the Record Date, there were 21,614,629 outstanding shares of our Class A Common Stock, par value $.01 per share, and 2,260,954 outstanding shares of our Class B Common Stock, par value $.01 per share. At the Annual Meeting, each share of Class A Common Stock is entitled to one (1) vote (whether by proxy or pursuant to a shareholders’ consent) and each share of Class B Common Stock is entitled to ten (10) votes (whether by proxy or pursuant to a shareholders’ consent).  Class A directors are elected by the affirmative vote of a plurality of the votes of the Class A shares present or represented by proxy at the Annual Meeting and entitled to vote on the election of the Class A directors. The Class A and Class B directors are elected by the affirmative vote of a plurality of the votes of the Class A and Class B shareholders cumulatively present or represented by proxy at the Annual Meeting and entitled to vote on the election of the Class A and Class B directors.

The ratification of the appointment of the independent registered public accounting firm must be approved by holders of a majority of the shares of Class A and Class B Common Stock present or represented by proxy at the Annual Meeting and entitled to vote thereon.

Mr. John J. Shalam, our Chairman of the Board, controls in excess of 50% of the combined Class A and B votes and he intends to vote his shares to approve all of the matters to be voted upon at the meeting that are described in this Proxy Statement.

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy, and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their name shares of common stock beneficially owned by others to forward to such beneficial owners. In addition, the Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners.

Quorum Requirement and Votes Required

The presence by proxy of the holders of a majority of the issued and outstanding shares of common stock entitled to vote as of the Record Date is necessary to constitute a quorum at the Annual Meeting. If your shares of Class A Common Stock are held by a broker, bank, or other nominee, you will receive instruction from them on how to vote your shares. Abstentions and broker non-votes are treated as present at the meeting and are therefore counted to determine a quorum. The Annual Meeting may be adjourned by a majority of the votes cast upon the question, whether or not a quorum is present. If a quorum is not present, the Chairman of the meeting may adjourn the meeting to another place, date, or time, without notice other than announcement at the meeting. At any adjourned meeting, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

If you hold shares of Class A Common Stock in your own name, you may give instructions on how your shares are to be voted by following the telephone or internet voting procedures described on the proxy card, or, if you received a printed copy of the proxy materials, by marking, signing, dating, and returning the enclosed proxy card in the accompanying postage paid envelope.

A proxy, when properly completed and not revoked, will be voted in accordance with its instructions. If no voting instructions on a particular matter are given on a properly submitted and unrevoked proxy, the shares represented by the proxy will be voted on that particular matter as follows:

•	FOR the election of each director nominee set forth below under the caption "Nominees";

•	FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2023.

Board Recommendation

The Board of Directors recommends that an affirmative vote be cast in favor of each of the proposals listed in the proxy card and described in this Proxy Statement.

Voting Your Shares

The Board of Directors is soliciting proxies from our shareholders. By completing and returning the accompanying proxy, you will be authorizing Patrick M. Lavelle, the Company's President and Chief Executive Officer and a member of its Board of Directors, and Charles M. Stoehr, the Company's Chief Financial Officer and a member of its Board of Directors, to vote your shares, each of them with full authority to act without the other. If your proxy is properly signed and dated and not revoked, it will be voted as you direct. You may also vote your shares by mail, telephone, or by the internet, as described on your proxy card. Even if you have voted by proxy, you may still vote live online at the meeting if you attend the meeting via the internet.  Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Changing Your Vote by Revoking Your Proxy

Your proxy may be revoked at any time before it is voted at the Annual Meeting by giving notice of revocation to us, in writing, by execution of a later dated proxy, or by attending and voting at the Annual Meeting. Simply attending the Annual Meeting via the internet, however, will not revoke your proxy; you must still vote online at the Annual Meeting.

 Shareholder Proposals and Director Nominations at Future Meetings

Proposals intended to be presented by shareholders at the Company’s 2023 annual meeting must be received by the Corporate Secretary of the Company at its New York offices no later than February 7, 2023, which is 120 calendar days prior to the anniversary of this year’s mailing date. The proposals must comply with all applicable statutes and regulations.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our Board of Directors is currently comprised of Peter A. Lesser, Denise Waund Gibson, John Adamovich, Jr., John J. Shalam, Patrick M. Lavelle, Charles M. Stoehr, Ari M. Shalam, and Beat Kahli all with terms ending at the 2022 Annual Meeting of Shareholders. Under the Company’s restated bylaws, all directors are elected at each annual meeting of shareholders, to hold office until the expiration of their term or until their respective successors are elected and shall qualify. The Board has nominated eight directors to be elected at the Annual Meeting to serve until the next annual meeting, or until a successor is elected and has qualified, or until his/her earlier death, resignation, or removal.

The ages, principal occupations, other directorships held (including all directorships held within the past five years), specific experience, qualifications, attributes, and skills that led to the conclusion that the nominee should serve as a director, and other information as of June 2, 2022, with respect to each nominee are shown below. Diversity is one of the factors that the Board considers in identifying nominees for director. This means that the Board seeks nominees who bring a variety of business backgrounds, experiences, and perspectives to the Board. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a broad diversity of experience, professions, skills, knowledge, and abilities that will allow the Board to fulfill its responsibilities. In selecting director nominees, the Board of Directors considers all aspects of a potential nominee’s background, including leadership skills, integrity, educational background, business and professional experience, business acumen, diversity of viewpoints, and other qualities. The Board’s goal is to identify individuals who will enhance and add valuable perspective to the Board and who will help the Company capitalize on business opportunities in a challenging and highly competitive market. The Board of Directors has not adopted a formal diversity policy with regard to the selection of director nominees.

DIRECTOR NOMINEES TO BE ELECTED BY CLASS A STOCKHOLDERS

Peter A. Lesser, 87, was elected to the Board of Directors in 2003. Mr. Lesser was the President of X-10 (USA) Inc., a manufacturer and wholesaler of electronic home control and security systems from 1984 through 2009. Mr. Lesser was also a founder and shareholder of, and served as a director of, X-10 Limited, the Hong Kong based parent company of X-10 (USA) Inc. X-10 Limited was a Bermuda corporation with its headquarters in Hong Kong and had a manufacturing facility in China from 1987 to 2011. Mr. Lesser was a Member of the Executive Board of the Consumer Technology Association (“CTA”) from 1999 to 2010, and was its Industry Executive Advisor from 2005 to 2010. From 1997 through 1999, Mr. Lesser served as the President of the (electronic) Security Industry Association (“SIA”). Mr. Lesser’s qualifications to serve on the Board include his demonstrated leadership and knowledge of marketing, operational, and strategic issues facing the consumer electronics business gained through his experience as a chief executive officer and director of a leading electronic home control and security system business. In addition, Mr. Lesser’s years of service on the boards of the CTA and SIA provide the Board with diverse and valuable expertise.

Denise Waund Gibson, 62, was elected to the Board of Directors in 2015. Ms. Gibson is a seasoned senior executive and board member with over 30 years of experience in consumer electronics design and manufacturing, logistics and supply chain, distribution, and retail services. Ms. Gibson currently serves as the co-founder and Chair of Ice Mobility, launched in 2014, a national provider and distributor of wireless products and supply chain logistics solutions. Prior thereto, Ms. Gibson served as the founder and former President/CEO of Brightstar US and as a director of Brightstar Corp. from 2001 to 2011. Brightstar is a leading services provider to the global wireless industry. Prior to joining Brightstar, Ms. Gibson spent 17 years at Motorola. Ms. Gibson serves as an independent director on the board of Orica Limited, where she also chairs the Innovation and Technology Committee and serves on the Human Resources and Compensation Committee; ORBCOMM, where she serves on the Audit and Compensation Committees; and Aerial Technologies. She also chairs the Foundation, serves on the Board of Industry Leaders, serves on the Audit Committee, and has also served as a member of the executive board and as Chairman of the Audit Committee of the Consumer Technology Association, and was former Vice Chair of CTIA’s Wireless Foundation. Ms. Gibson’s qualifications to serve on the Board include her demonstrated leadership ability, her knowledge of marketing, supply chain logistics, corporate finance, and the operational and strategic issues facing the consumer electronics business. Additionally, her current and prior board service at CTA, CTIA, and Brightstar gives her invaluable insight to the issues the Company’s Board may consider.

John Adamovich, Jr., 68, has been a Director of the Company since November 1, 2016.  Mr. Adamovich has over forty years of financial and management experience, and a wealth of expertise in corporate finance, corporate governance, mergers and acquisitions, and SEC and risk management compliance. In January 2021, Mr. Adamovich accepted a position as a Director of Now Vertical Group and from January 2021 to December 2021 served as its Chief Financial Officer. Previously, Mr. Adamovich served as Chief Financial Officer of Aeroflex Holding Corp., a NYSE-listed aerospace and test and measurement company focused on wireless communications, or its predecessor, for almost ten years. He was responsible for all financial functions, including corporate reporting, financial planning, accounting, tax, treasury, insurance, internal audit, IT and risk management. Prior to Aeroflex, Mr. Adamovich served as Executive Vice President and Chief Financial Officer of Rainbow Media Enterprises, a subsidiary of Cablevision Systems Corporation, where he oversaw finance functions for the Company’s direct broadcast satellite business, three national cable television networks and a regional movie chain. Previously thereto, he served as Group Vice President and Chief Financial Officer and Treasurer of NYSE listed Pall Corporation, a leading manufacturer of filtration, separation and purification solutions. Earlier in his career, Mr. Adamovich held a number of roles over a more than 20-year period with KPMG, ultimately as an SEC Reviewing Partner and Professional Practice Partner. Mr. Adamovich’s qualifications to serve on the Board include his vast knowledge of and experience with corporate reporting, mergers and acquisitions, financial planning, accounting, and tax throughout his career as both a corporate executive/CFO and an SEC Reviewing Partner and Professional Practice Partner at KPMG.

DIRECTOR NOMINEES TO BE ELECTED BY CLASS A AND CLASS B STOCKHOLDERS

John J. Shalam, 88, was elected Chairman of the Board of the Company on May 1, 2005. He has served as President, Chief Executive Officer, and as a Director of Voxx or its predecessor from 1960 through May of 2005. Since then, he has served as Chairman of the Board of Directors. Mr. Shalam is on the Board of Industry Leaders of the Consumer Technology Association (“CTA”). Mr. Shalam’s qualifications to serve on the Board include his knowledge of, and decades of leadership experience in, the consumer electronics industry, as well as his in-depth knowledge of the Company and its history gained through his years of service to the Company, formerly leading the Company as its President, Chief Executive Officer, and a Director from 1960 through 2005. Mr. Shalam is also uniquely qualified to provide the Board with the benefits of the leadership skills and strategic expertise he has gained through his many years of service on various boards, including the JPMorgan Chase Regulatory Advisory Board and various boards of the CTA, including its Executive Board.

Patrick M. Lavelle, 70, was elected President and Chief Executive Officer of the Company on May 1, 2005. He had previously been Vice President of the Company since 1980, and was appointed Senior Vice President in 1991. In 1998, Mr. Lavelle was appointed President of VOXX Electronics Corp., the Company’s Mobile and Consumer Electronics Division. He was elected to the Board of Directors in 1993 and serves as a Director of most of Voxx’s operating subsidiaries. Mr. Lavelle is a past Chairman of the Consumer Technology Association’s Board of Directors. He is currently a member of the CTA’s Executive Board and Chair of its Compensation Committee. Mr. Lavelle is also a member of the Board of Trustees and Chairman of the Advancement Committee of Marist College, located in Poughkeepsie, New York. Mr. Lavelle’s qualifications to serve on the Board include his expertise in marketing, sales, finance, and strategy in the consumer electronics industry gained through his experience as an executive of the Company for over 30 years. In addition, through his years of service on the Board of the Company and other boards, such as the CTA and Marist College, Mr. Lavelle is able to provide diverse and valuable financial and operational expertise to the Board.

Charles M. Stoehr, 76, has been the Company's Chief Financial Officer since 1978 and was elected Senior Vice President in 1990. Mr. Stoehr has been a Director of the Company since 1987 and also serves as a Director of most of the Company’s operating subsidiaries. Mr. Stoehr’s qualifications to serve on the Board include his extensive financial, executive leadership and organizational experience, including over six years of experience in the commercial banking industry and 44 years of experience as Chief Financial Officer of the Company. His insight into the Company’s financial performance and the banking and consumer electronics businesses are critical to Board discussions.

Ari M. Shalam, 52, has over 20 years of experience in the real estate investment business in sourcing, finance, acquisition, development, and management of commercial, retail, industrial and residential properties and has been a Director of Voxx since July 2011. Presently, Mr. Shalam is Managing Partner of RWN Real Estate Partners LLC, a NYC based real estate private equity investment platform. From September 2009 to April 2011, Mr. Shalam was the President and CEO of Enterprise Asset Management, Inc. From December 2003 to September 2009, Mr. Shalam was a senior partner and director of acquisitions for Taconic Investment Partners, a fully integrated real estate investment and development company. From April 2001 to December 2003, Mr. Shalam was director of acquisitions for the Kaufman Organization. From 1992-1996 and 1998-2000, Mr. Shalam was employed by the Company, most recently as VP for Strategic Planning. Mr. Shalam is a member of the Advisory Board of the Institute of Urban Research at the University of Pennsylvania where he is also the professor of Real Estate Entrepreneurship at the Wharton School. He is a former trustee for the Trinity School in New York City and a former member of the board of directors of Good+ Foundation, a not-for-profit entity. Mr. Shalam received his BS-Economics from the Wharton School of the University of Pennsylvania and his MBA from the Harvard Business School. Mr. Shalam’s qualifications to serve on the Board include his extensive leadership experience and knowledge of real estate, corporate finance, and investment strategy gained throughout his real estate investment career.

Beat Kahli, 58, was elected to the Board of Directors in 2021. Mr. Kahli is a seasoned entrepreneur with decades of experience investing in and building successful businesses, with a focus on real estate and related businesses.  Mr. Kahli currently serves as the founder and CEO of Avalon Park Group Holding AG, a real estate development company based in Orlando, Florida.  He also serves as the CEO and as a member of the Board of Directors of sitEX Properties Holding AG, an owner managed real estate company with activities in Switzerland and the United States. Mr. Kahli serves as a Managing Member and holds a 66.67% membership interest in GalvanEyes LLC. Mr. Kahli currently serves on the board of directors of Advent Health Orlando, one of the largest non-profit health systems in the U.S.  He has also served on the boards of many community not-for-profit organizations, including the Red Cross of Florida, the Central Florida YMCA, the University of Central Florida’s Health and Public Affairs and the Florida Hospital Orlando. Mr. Kahli’s qualifications to serve on the Board include his demonstrated entrepreneurial success, his leadership ability, and his over 30 years of experience in the real estate, investment banking, and financial consulting industries.  His ability to develop strategic alliances and joint venture relationships will benefit the Company’s businesses and his current and prior board service will give him an understanding of the issues facing the Company and its board of directors, allowing him to provide valuable advice and direction.

MANAGEMENT RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR DIRECTOR

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Business Conduct

The Company operates in accordance with a plan of corporate governance that is designed to define responsibilities, set high standards of professionalism and personal conduct, and assure compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance and modifies its corporate governance plan accordingly.

It is the policy of the Company that it maintains a standard Code of Business Conduct, Ethics and a Whistleblower or Complaint Procedure that clearly define the organization’s expectations of its employees regarding ethical and honest business conduct. The aforementioned Code of Business Conduct and Whistleblower Policy aids management in preventing and identifying possible fraudulent acts within the Company. The Company’s Code of Business Conduct and Ethics for Officers and Directors (the “Code of Ethics”) prohibits our directors, named executive officers (collectively, the “Named Executive Officers" each, a “Named Executive Officer"), other officers, and key accounting and finance personnel from buying or selling our common stock for at least three business days after material nonpublic information is released to the public and fifteen days prior to the end of each fiscal quarter through three business days after the Company’s quarterly and annual earnings releases. The Company communicates its Code of Ethics to all of its employees and posts it on its corporate website. The Company does not have a formal written compensation recovery policy. However, it reserves the right to create such a policy in the future.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are currently separate. Mr. John J. Shalam serves as the Company’s Chairman and Mr. Lavelle serves as the Company’s Chief Executive Officer. The Board believes that this structure is the most appropriate structure at this time. Mr. Shalam is not an independent director and is the former President and Chief Executive Officer of the Company. The directors of the Board believe that Mr. Shalam’s in-depth knowledge of, and former management responsibility for, the Company’s business make him the best qualified director to serve as our Chairman.

Board’s Role in Risk Oversight

Our Board of Directors is responsible for consideration and oversight of risks facing the Company. In order to ensure that material risks are identified and managed appropriately, the Board and its committees regularly review material financial and other risks with management. The Audit Committee discusses major areas of financial risks with our independent registered accounting firm. In addition, the Company’s risk oversight process involves the Board receiving information from management on a variety of matters, including operations, finance, regulatory, and strategic, as well as information regarding any material risks associated with each. The full Board, or the appropriate Board committee, receives this information through updates from management which enable it to understand and monitor the Company’s risk management practices.

Board of Directors

The Board of Directors currently has four standing committees (the Audit Committee, Compensation Committee, Affiliate Transaction Committee, and the Nominating and Governance Committee), and may also, in accordance with the Company’s By-laws, appoint other committees from time to time.  The members and functions of these committees are described below.  The Board of Directors has adopted written charters for the Audit Committee, Compensation Committee, and the Affiliate Transaction Committee, current versions of which are available in print to any shareholder who submits a request in writing to the Company’s Corporate Secretary at its New York office located at 180 Marcus Blvd., Hauppauge, NY 11788.

The Company’s Board of Directors held ten (10) meetings and acted by consent two (2) times during the fiscal year ended February 28, 2022. Each member of the Board is expected to make a reasonable effort to attend all meetings of the Board, and all committee meetings of each committee on which he or she is a member, as well as the Company's annual meetings of shareholders. All board members attended last year’s annual meeting of shareholders. Each director attended 75% or more of the aggregate number of Board and related committee meetings held during the fiscal year ended February 28, 2022.

Audit Committee

The Audit Committee of the Board of Directors, which held four (4) meetings and acted by consent once during the fiscal year ended February 28, 2022, currently consists of three members, namely, John Adamovich, Jr., Chairman, Peter A. Lesser, and Denise Waund Gibson, all of whom qualify as “independent directors” and as Audit Committee Members under the Nasdaq Stock Market ("Nasdaq") corporate governance rules. All members of the Audit Committee possess the required level of financial literacy and the Board has determined that at least one member, Mr. Adamovich, meets the current standard of “audit committee financial expert”, as defined in Item 407 of Regulation S-K.

The Audit Committee operates pursuant to the VOXX International Corporation Audit Committee Charter. The Company’s independent auditors report directly to the Audit Committee. The Audit Committee, consistent with SEC rules, meets with management and the Company's independent external auditors prior to the filing of officer certifications with the SEC for the purpose of receiving information concerning, among other things, any significant deficiencies in the design or operation of the Company's internal controls.

Compensation Committee

The Compensation Committee of the Board of Directors, which held one (1) meeting and acted by consent once during the fiscal year ended February 28, 2022, currently consists of three members, namely, Messrs. Lesser, Chairman, and Adamovich, and Ms. Gibson, each of whom qualify as “independent directors” under the Nasdaq corporate governance rules and as “outside directors” under the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee has the responsibility of establishing, implementing, and monitoring adherence to the Company’s executive compensation policies and practices, overseeing and administering the Company’s stock option plan and restricted stock plan, and approving equity awards and non-equity awards for all employees. The Committee’s responsibilities are further defined in the Committee’s Charter.

Affiliate Transaction Committee

The Affiliate Transaction Committee of the Board of Directors, which did not meet nor act by consent during the fiscal year ended February 28, 2022, currently consists of three members, namely, Ms. Gibson, Chairwoman, and Messrs. Lesser and Adamovich.

The Affiliate Transaction Committee has the authority to negotiate, review, and approve any and all transactions involving consideration of more than $1 million between the Company and any director, officer, or controlling shareholder of the Company.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board of Directors, which met one (1) time and did not act by consent during the fiscal year ended February 28, 2022, was formed on April 10, 2019, and consists of Ari Shalam, as well as three outside directors, including Ms. Gibson, Chairwoman, and Messrs. Lesser and Adamovich.

The Nominating and Governance Committee was established to coordinate and engender more effective communication among members of the Board, manage expectations at meetings of the Board and its committees, and provide oversight of the Company’s governance process.

Board Diversity Matrix

The table below provides self-identified diversity statistics for our Board members as of June 1, 2022. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f). The composition of our board of directors currently includes one individual who is diverse under the Nasdaq listing rule regarding board diversity, as presented in the Board Diversity Matrix below. Under the Nasdaq listing rule, directors who self-identify as (i) female, (ii) an underrepresented minority, or (iii) LGBTQ+ are defined as being diverse.

Board Diversity Matrix (As of June 1, 2022)

Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part 1: Gender Identity
Directors	1	7	0	0
Part II: Demographic Background
White	1	7	0	0

Stock Ownership Guidelines

The Company does not currently have equity ownership targets for its Named Executive Officers or other executives, except for the equity ownership target set forth in Mr. Lavelle’s employment agreement (see discussion of Mr. Lavelle’s employment agreement on page 24 of this Proxy Statement).

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of three independent directors, Peter A. Lesser, Denise Waund Gibson and John Adamovich, Jr.

Communications with Directors

Shareholders who wish to communicate with our directors to report complaints or concerns may do so by writing to them at the Company’s New York office location c/o Corporate Secretary, VOXX International Corporation, 180 Marcus Blvd., Hauppauge, NY 11788, or by sending an email to secretary@voxxintl.com. Any such communication should contain the security holder’s name, number of shares owned, length of time held, evidence of ownership, current address, and an indication of the particular director or committee to which the security holder would like to have the written communication sent, if any. Such comments or questions will be referred to members of the Audit Committee. All other questions or comments will be referred to the appropriate director.

Compensation of Directors

The Company’s non-management directors receive an annual retainer of $50,000 plus a $5,000 yearly meeting fee, which such yearly meeting fee represents the total compensation paid to non-management directors for all Board, Compensation Committee, Audit Committee, Nominating and Governance Committee, and Affiliate Transaction Committee meetings held. Chairs of each of the Compensation Committee and the Nominating and Governance

Committee each received an additional $10,000 per year, and the Chair of the Audit Committee receives an additional $15,000 per year.

The following table discloses the cash, Restricted Stock Unit awards, and other compensation earned, paid, or awarded to each of the Company’s non-management directors during the fiscal year ended February 28, 2022.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Peter A. Lesser	$65,000	$—	$65,000
Denise Waund Gibson	$65,000	$—	$65,000
John Adamovich, Jr.	$70,000	$—	$70,000
Ari M. Shalam	$55,000	$645	$55,645
Beat Kahli	$55,000	$—	$55,000

Note: The columns which present “Stock Awards”, "Option Awards", "Non-Equity Incentive Plan Compensation", and "Change in Pension Value and Nonqualified Deferred Compensation Earnings" have been omitted, as there is no information to report in these columns for the fiscal year ended February 28, 2022.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based upon the recommendation of the Audit Committee, the Board has selected Grant Thornton LLP as the Company’s independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending February 28, 2023, and has further directed that management submit the selection of Grant Thornton LLP for ratification by our shareholders. Grant Thornton LLP has audited the Company’s financial statements since Fiscal 2003. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.

The Company has been informed by Grant Thornton LLP that, to the best of its knowledge, neither the firm, nor any member or associate thereof, has any direct financial interest, or any material indirect financial interest, in the Company or its affiliates.

Stockholder ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm is not required by the Company’s By-laws or otherwise. However, the Board is submitting the selection of Grant Thornton LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

Principal Accounting Fees and Services

For the fiscal years ended February 28, 2022 and February 28, 2021, the Company was billed the following fees by Grant Thornton LLP (and its affiliates) for services rendered during the fiscal year or for the audit in respect of that fiscal year:

Fee Type	2/28/2022	2/28/2021
	(In thousands)
Audit Fees (1)	$2,249	$1,810
Audit-Related Fees (2)	$3	$—
Tax Fees (3)	$149	$165
All Other Fees (4)	$—	$—
Total	$2,401	$1,975

(1)

Audit Fees are comprised of fees for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the audit of the Company’s annual financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly financial statements. It also includes fees for statutory audits of our international subsidiaries for the respective fiscal years.

(2)

Audit-Related Fees are comprised of fees for services that reasonably relate to the performance of the audit or review of the Company’s financial statements, including the support of business acquisitions.

(3)	Tax Fees are comprised of fees for tax compliance, tax planning, and tax consulting.
(4)	All Other Fees are comprised of fees for all other services not included within the specific categories listed above.

The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by Grant Thornton LLP is compatible with maintaining auditor independence. In 2003, the Audit Committee adopted a policy concerning approval of audit and non-audit services to be provided by Grant Thornton LLP. The policy requires that all services Grant Thornton LLP may provide to the Company (including audit services and permitted audit-related and non-audit services) be pre-approved by the Audit Committee. The Chairman of the Audit Committee may approve certain permitted non-audit services in between Committee meetings, which such services are required to be subsequently reported to, and approved by, the Audit Committee. In addition, for particular permitted services, the Chief Financial Officer may approve the engagement of Grant Thornton LLP, provided such engagement will amount to fees of less than $50,000 and such engagement is subsequently reported to the Chairman of the Committee and reported to, and ratified by, the Committee.

All of the services for Audit Fees, Audit-Related Fees, Tax Fees, and all other fees referenced above were approved by the Audit Committee pursuant to Rule 2-01i(c)(7)(i)(C) of Regulation S-X under the Securities Act of 1933, as amended.

The Audit Committee considered the impact of any non-audit services provided to the Company by Grant Thornton LLP in Fiscal 2022 on the independence of Grant Thornton LLP from the Company in evaluating whether to appoint Grant Thornton LLP to perform the audit of the Company's financial statements and internal controls for the fiscal year ending February 28, 2023.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 28, 2023

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

The Audit Committee is responsible for the oversight of all aspects of the Company’s accounting and financial reporting processes, internal controls, and audit functions. Management has primary responsibility for the integrity of the Company’s financial information and the financial reporting process, including the Company’s system of internal controls. The Audit Committee has reviewed and discussed the Company’s financial statements with management.

Grant Thornton LLP, the Company’s independent registered public accounting firm, is responsible for conducting independent audits, in accordance with generally accepted auditing standards, of the Company’s financial statements and management’s assessment and effectiveness of internal controls. Grant Thornton LLP also has the responsibility of expressing an opinion on the financial statements of the Company.

In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2022 (the “2022 Annual Report on Form 10-K”):

•

the Audit Committee discussed with Grant Thornton, LLP, with and without management present, the integrity of the Company’s accounting policies, internal controls, financial statements, and the quality of the Company’s financial reporting practices;

•	the Audit Committee reviewed and discussed the audited financials included in the 2022 Annual Report on Form 10-K with the Company’s management and Grant Thornton LLP;
•

the Audit Committee discussed with Grant Thornton, LLP the matters required to be discussed by Public Company Accounting Oversight Board Accounting Standard No. 1301, Communications with Audit Committees; and

•

the Audit Committee received and reviewed the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Grant Thornton LLP the independence of Grant Thornton LLP and satisfied itself as to Grant Thornton LLP’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the February 28, 2022 audited financial statements and assessment of the effectiveness of internal control over financial reporting be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee:

John Adamovich, Jr., Chairman

Peter A. Lesser

Denise Waund Gibson

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Affiliate Transaction Committee of the Board of Directors reviews all related party transactions involving aggregate consideration of more than $1 million between the Company and any of the Company’s controlling shareholders or members of the Board or officers or affiliates. All facts and circumstances surrounding each related party transaction may be considered. If the Affiliate Transaction Committee determines that any such related party transaction creates a conflict of interest or would require disclosure under Item 404 of Regulation S-K, as promulgated by the SEC, the transaction must be approved by the Committee prior to the Company entering into such transaction, or ratified thereafter. Transactions or relationships previously approved by the Committee or in existence prior to the formation of the Committee do not require approval or ratification.

Michael Lavelle, the son of Patrick M. Lavelle, has served as Vice President of Expeditor Sales since April 1, 2019. From March 2017 to March 2019, he served as Assistant Vice President of Expeditor Sales. He has been with the Company since 2003, and previously was an Expeditor Group Manager. Michael Lavelle’s annual aggregate compensation was $226,564 for the fiscal year ended February 28, 2022.

Thomas P. Jacobs II, the son of T. Paul Jacobs, has served as Senior Vice President of Klipsch Group, Inc. since March 2011. Thomas P. Jacobs II’s aggregate annual compensation was $743,061 for the fiscal year ended February 28, 2022.

Jeremy Stoehr, the son of Charles M. Stoehr, serves as Vice President of Web Services and has been with the Company since 2003. Jeremy Stoehr’s aggregate annual compensation was $151,082 for the fiscal year ended February 28, 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of the Company’s common stock by all directors, nominees for election as directors, executive officers named in the Summary Compensation Table, and all directors, nominees, and executive officers as a group. Unless otherwise indicated, the principal address of each of the shareholders below is c/o VOXX International Corporation, 2351 J Lawson Blvd., Orlando, Florida 32824. Except as otherwise provided, the table below relates to shares of the Company’s Class A and Class B Common Stock. The content of the table is based upon information supplied by the Company’s Named Executive Officers, directors, and nominees for election as directors, and represents the Company’s understanding of circumstances in existence as of June 2, 2022.

	Class A Common Stock			Class B Common Stock
Name and Address (1)	# of Shares		% of Class	# of Shares		% of Class
John J. Shalam	1,915,373	(2)	8.96%	2,144,152	(2)	94.83%
Patrick M. Lavelle	459,540		2.13%	—		—%
Denise Waund Gibson	32,100		*	—		—%
Beat Kahli (3)	5,135,001		23.76%	—		—%
Ari Shalam	19,057		*	38,934		1.72%
Loriann Shelton	14,674		*	—		—%
Charles M. Stoehr	13,673		*	—		—%
John Adamovich, Jr.	11,000		*	—		—%
Peter A. Lesser	9,000		*	—		—%
T. Paul Jacobs			*	—		—%
Oscar Bernardo	—		*	—		—%
All directors, nominees for director, and officers as a group (15 persons)	7,614,577		35.23%	2,183,086		96.55%

*	Less than one percent (1%).
(1)	Except as otherwise indicated by footnote, each named person claims sole voting and investment power with respect to the shares indicated.
(2)

Shares indirectly owned by Mr. Shalam through Shalvoxx A LLC and Shalvoxx B LLC, respectively, and excludes 2,202 shares of Class A Common Stock and 116,802 shares of Class B Common Stock (which are entitled to 10 votes per share), held by Mr. Shalam’s three sons, including Mr. Ari Shalam

(3)	Mr. Kahli’s principal address is c/o Avalon Park Group, 3680 Avalon Park Blvd., Suite 300, Orlando, FL 32828

Security Ownership of More than Five Percent

The following table contains information with respect to ownership of the Company’s common stock by persons or entities that are beneficial owners of more than five percent (5%) of the Company’s Class A Common Stock. The information contained in this table is based solely on statements in filings made with the Securities and Exchange Commission (the “SEC”) or other reliable information.

Name and Address of Other 5% Holders of Class A Common Stock	Number of Shares Beneficially Owned	Percent of Outstanding Shares
Kahn Brothers LLC (1)	2,326,470	10.76%
555 Madison Avenue, 22nd Floor
New York, NY 10022
Dimensional Fund Advisors LP (2)	1,328,385	6.30%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
BlackRock Inc. (3)	1,078,355	4.96%
55 East 52nd Street
New York, NY 10055

(1)  Information reported is derived from a Schedule 13G/A of Kahn Brothers LLC dated and filed with the SEC on May 2, 2022.

(2)	Information reported is derived from a Schedule 13G/A of Dimensional Fund Advisors LP dated February 14, 2022, but filed with the SEC on February 8, 2022.
(3)	Information reported is derived from a Schedule 13G of BlackRock Inc. dated July 10, 2021 and filed with the SEC on July 12, 2021.

EXECUTIVE OFFICERS OF THE COMPANY

The following is a list of our executive officers as of February 28, 2022:

Name	Age	Date First Elected Officer	Title
Patrick M. Lavelle	70	1980	President and Chief Executive Officer
Charles M. Stoehr	76	1978	Senior Vice President and Chief Financial Officer
Loriann Shelton	65	1994	Senior Vice President and Chief Operating Officer
Ian Geise	50	2016	President, VOXX Accessories Corp.
T. Paul Jacobs	64	2011	President & Chief Executive Officer, Klipsch Group, Inc.
Edward D. Mas	61	2018	President and Chief Executive Officer, VOXX Automotive Corp.
Oscar Bernardo	61	2015	Chief Operating Officer, Klipsch Group, Inc.
Richard A. Maddia	63	1991	Vice President, Management Information Systems
Janine Russo	60	2018	Corporate Secretary

Mr. Patrick M. Lavelle was elected President and Chief Executive Officer of the Company in May 2005. From 1991 to 2005, Mr. Lavelle served as Senior Vice President of the Company. From 1980 to 1991, Mr. Lavelle held the position of Vice President. In 1993, Mr. Lavelle was elected to the Board of Directors and serves as a Director of most of the Company’s operating subsidiaries.

Mr. Charles M. Stoehr has been the Chief Financial Officer of the Company since 1978. In 1990, he was elected Senior Vice President of the Company. Mr. Stoehr was elected to the Board of Directors in 1987 and serves as a Director of most of the Company’s operating subsidiaries.

Ms. Loriann Shelton was appointed Chief Operating Officer in January 2016. She had previously held the position of Chief Accounting Officer since 2012 and Senior Vice President since 2006. During these periods, Ms. Shelton also served as the Chief Financial Officer of each of VOXX Electronics Corp. and VOXX Accessories Corp. (both subsidiaries of Voxx). From 1994 to 2006, Ms. Shelton was Vice President of Finance and Controller for VOXX Electronics Corp.

Mr. Ian Geise has been with VOXX Accessories Corp. since 2008 and has served as President since 2016. Prior thereto, he served as Senior Vice President of Marketing and Product Management, and prior to that, as Vice President of Marketing. Before joining VOXX Accessories, Mr. Geise worked for Sirius Satellite Radio and Direct TV.

Mr. T. Paul Jacobs was elected President and CEO of Klipsch Group, Inc. (“KGI”) in July 2011. Prior thereto, he served as the President of both Klipsch Audio Technologies and Jamo International, and as Executive Vice President, Chief Operating Officer and Vice President of Worldwide Sales for KGI. Mr. Jacobs also serves on the Audio Board of the Consumer Electronics Association.

Mr. Edward D. Mas has been with VOXX Automotive Corp. since 2010, and has served as President and Chief Executive Officer since March 1, 2018. He most recently served as Executive Vice President at VOXX Automotive Corp., and prior thereto he was employed for 11 years at Invision Automotive Systems. Before joining Invision, Mr. Mas worked for 16 years at Panasonic Automotive Systems as Head of Manufacturing.

Mr. Oscar Bernardo has been with Klipsch Group, Inc. (“KGI”) since 2006, prior to the Company’s acquisition of KGI in 2011, and has served as Chief Operating Officer of KGI since 2015. Prior thereto, he had served as President of Global Operations since 2014, and prior to that, as Senior Vice President of Sales and Operations. Before joining KGI, Mr. Bernardo worked for Audio Products International, Fineline Circuits Limited and Campeau.

Mr. Richard A. Maddia has held the position of Vice President of Management Information Systems of the Company since 1991. From 1996 to 2005, he was a member of the Board of Directors. Prior to joining the Company in 1986, Mr. Maddia held positions at Upjohn Healthcare Services, Associated Merchandise Corporation and Executive Life Insurance Company.

Ms. Janine Russo has held the position of Corporate Secretary of the Company since August 2018. She has been the Operations Support Administrator since 2017. She previously held the position of Administrative Assistant to the CFO and one of the Company’s senior vice presidents since her employment began with the Company in 2001. From 2004 to 2017, she also held the position of Building Coordinator.

Under the Company’s By-Laws, the officers of the Company hold office until their respective successors are chosen and qualified or until they have resigned, retired, or been removed by the affirmative vote of a majority of the Board of Directors. There are no family relationships between any of the executive officers, and there is no arrangement or understanding between any executive officer and any other person pursuant to which the executive officer was elected.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Compensation Committee Report by reference therein.

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of this Proxy Statement required by Item 402(b) of Regulation S-K. Based on its review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee:

Peter A. Lesser, Chairman

Denise Waund Gibson

John Adamovich, Jr.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (the “CD&A”) describes the Company's compensation philosophy, policies, and practices with respect to our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and the other individuals named in the “Summary Compensation Table” below, all of which are collectively referred to herein as the "Named Executive Officers". This CD&A includes information regarding the Company’s overall compensation objectives and each element of compensation that it provides. The Company’s compensation policies and practices were evaluated to ensure that they do not encourage excessive risk taking. It should be noted that performance-based compensation plans require participants to take on normal business risks to grow the business and maintain and/or increase its profitability. Management’s internal review included consideration of all employees of the Company based on classification, location, and operating unit. We do not structure performance-based programs to incentivize any employee, location, or operating unit to exceed a reasonable level of business risk. Based on this assessment, the Company concluded that it has a balanced pay and performance program.

The principal elements of our executive compensation programs are base salary, annual performance-based non-equity incentives and cash bonuses, equity incentive awards in the form of Restricted Stock Units, a supplemental executive retirement plan, a deferred compensation program, supplemental executive term life insurance and disability plans, Cash Bonus Profit Sharing Plan, certain perquisites and other benefits such as a 401(k) and Profit Sharing Plan with employer matching contributions and health and welfare plans that are generally available to all of our full-time employees. The Company’s objective is for the total compensation paid to executive officers and other employees to be competitive with the compensation provided to other persons with similar levels of responsibility at companies of similar size, complexity, revenue, and growth potential. The Company’s executive compensation practices recognize the caliber, level of experience and performance of management, and include meaningful incentives to maximize long term shareholder value while achieving the Company’s short-term financial objectives.

The Compensation Committee, which we will refer to in this CD&A as the “Committee”, reviews and approves compensation for the Company’s CEO, CFO, other Named Executive Officers, and its directors, subject to Board of Director approval. Periodically, the Committee reviews relevant competitive data provided by third party compensation professionals, its internal human resource department, and the observations and recommendations of the Company’s executive management. In addition, the CEO submits recommended compensation levels for other executive officers of the Company to the Committee for its review and approval. The Committee has the discretion to modify any compensation recommendations by management.

The Role of Company Executives in the Compensation Process

Although the compensation process is managed and driven by, and decisions are made by, the Committee, the recommendations of certain executive officers are considered in connection with setting the compensation of other executive officers. As described above, the CEO makes initial recommendations with respect to executive officers other than himself. Executive officers also participate in the preparation of materials requested by the Committee for use and consideration at Committee meetings. The Company bases its compensation plan on the Company’s performance. The Company conducted an internal study of the compensation plans for each of its CEO, CFO, Named Executive Officers, and other senior vice presidents and vice presidents to determine whether its compensation plans created risks that would be reasonably likely to have material adverse effects on the Company. In a report submitted to the Committee, the Company concluded that the Company’s compensation plans and framework of internal controls ensure that its compensation policies and practices will not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Philosophy and Policies

The Committee has designed the Company’s compensation program to promote individual performance and to be competitive with market practices in order to attract, retain, and motivate talented individuals in the Company's industries, taking into account relative size, performance, and geographic location as well as individual responsibilities and performance. The Company’s compensation program also seeks to hold its executives accountable and reward them appropriately for the success of the Company. Accordingly, the Committee strives to create an executive compensation program that is competitive as well as reflective of Company-wide strategic objectives and individual performance.

The Committee recognizes that certain elements of compensation are better suited to achieving different compensation objectives. The Committee believes that: (i) base salaries, which are based on market practices of similar companies, are designed to attract and retain our executives; (ii) bonuses are designed to motivate our executives to achieve specific corporate and personal performance goals and to share in the Company's profits; (iii) equity incentive awards are designed to align the interests of our executive officers and shareholders by motivating and rewarding executive officers when shareholder value increases and rewarding executive officers for continued future service; (iv) deferred compensation plans are designed to provide our executives with supplemental retirement benefits by permitting the deferral salary and bonuses with a limited employer matching contribution; (v) supplemental executive term life insurance and disability plans are designed to provide our executives and their families with supplemental benefits in accordance with market practices; and (vi) other elements of compensation are primarily based on market practices.

The Company’s executive compensation programs are designed to achieve the following objectives:

•	Offer a total compensation package that is competitive with the compensation levels and practices of peer companies;
•	Motivate and reward executives whose performance is important to the Company’s continued growth, profitability, and success;
•	Align a portion of executive compensation to the Company’s financial strategic objectives and the executive’s individual contributions toward those objectives;
•	Align the interests of the Company’s executives with the long-term interests of its shareholders;
•	Motivate executives to work together to achieve corporate goals by linking annual cash incentives to the achievement of those corporate goals; and
•	Provide incentives that promote executive retention.

The Company’s compensation philosophy is designed to structure executive compensation so that it is dependent on the achievement of corporate objectives and long-term increases in shareholder value. The Company accounts for employee compensation in accordance with ASC 718 (“ASC 718”). In determining equity compensation awards for Fiscal 2022, we generally considered the potential expense of our compensation awards under ASC 718 and the impact on earnings per share. We concluded that the award levels are in the best interests of our shareholders given competitive compensation practices among our peer companies, the awards’ potential expense, our performance, and the impact of the awards on executive motivation and retention.

The Company’s philosophy for all general Company-wide benefits, such as retirement and health and welfare benefits, is to make these benefits available to employees on a non-discriminatory basis.

Principal Elements of our Executive Compensation Programs

This subsection describes the various elements of our compensation programs for our Named Executive Officers, with a discussion of the Committee’s reasons for including a particular item in the compensation program. The Company’s executive compensation program has six principal components that are discussed below.

Annual Base Salary

Annual base salary ranges are determined for each executive on a case-by-case basis based on position, the individual's level of responsibility and performance, and the unique value and historical contributions made to the Company’s success. The Committee reviews salaries each year as part of the Company’s annual performance review process, as well as upon a promotion or other change in job responsibility. The Committee reviews base salary recommendations from the CEO for executive officers other than the CEO. The Committee uses this review process in approving base salaries for our executive officers. The Committee believes that the base salaries for our executive officers are based on levels commensurate with amounts paid to executives with comparable qualifications at companies engaged in similar businesses or in the same region and are of similar size.

2022 Executive Incentive Bonus Plan

Executive bonuses are used to motivate individuals and to reward our executives for the achievement of the Company’s financial objectives and their individual performance goals. Bonus formulas are approved by the Committee at the beginning of the fiscal year and are paid on an annual basis after the completion of the fiscal year, with the exception of the put options earned by the KGI executives described below, which are deferred in accordance with the related employment contract.

For Fiscal 2022, Mr. Shalam’s bonus was 3% of consolidated pre-tax earnings of the Company (including certain adjustments). In accordance with this calculation, Mr. Shalam’s bonus for Fiscal 2022 was $608,044. The bonus calculations for Mr. Lavelle, Mr. Stoehr and Ms. Shelton for Fiscal 2022 are set forth in their respective employment agreements, the discussion of which is set forth below under the caption “Employment Agreements”.  In accordance with these calculations, Mr. Lavelle’s bonus, based on a percentage of Adjusted EBITDA, was $686,251; Mr. Stoehr’s bonus, which is also based on a percentage of Adjusted EBITDA, was $257,344; and Ms. Shelton’s bonus, which is likewise based on a percentage of Adjusted EBITDA was $294,844.

Mr. Jacobs’ bonus is determined by the achievement of performance goals (as determined by the Company’s CEO and the Committee), plus an EBITDA target for KGI (as determined by the Company’s CEO and the Committee). Mr. Jacobs is also entitled to a put option, which is determined by multiplying the cumulative after-tax net profit or loss of KGI (commencing March 1, 2011 (the “Jacobs Commencement Date”)) by 1.6%, and bearing interest at the same per annum rate the Company receives from its lead bank. For Fiscal 2022, Mr. Jacobs earned a bonus of $250,000 and $288,183 for the put option.

Mr. Bernardo’s bonus was determined by the achievement of performance goals (as determined by the CEO and the Committee), plus an EBITDA target for KGI (as determined by the Company’s CEO and the Committee). Mr. Bernardo is also entitled to a put option, which is determined by multiplying the cumulative after-tax net profit or loss of KGI (commencing March 1, 2011 (the “Bernardo Commencement Date”)) by 0.25%, and bearing interest at the same per annum rate the Company receives from its lead bank.  For Fiscal 2022, Mr. Bernardo earned a bonus of $114,458 and $44,247 for the put option.

Non-equity incentives or bonuses for other executive officers are based upon targets considering various pre-tax profit or EBITDA thresholds and/or individual performance goals. Targets achieved may result in payments of specific dollar amounts awarded or up to 20% of the executive’s base salary. For those executives whose bonuses are based on 20% of his or her base salary, the Committee bases 50% of the executive's bonus on the achievement of corporate profitability targets during the fiscal year and 50% of the bonus on achievement of individual performance targets. The Committee believes that incentive cash bonuses should have an individual component that an executive directly contributes to and a corporate component that an executive indirectly contributes to. Individual performance objectives are determined by the executive to which the potential bonus recipient reports. At times, the Committee will approve additional discretionary cash bonus awards that the CEO recommends for certain executives based upon individual performance levels that exceed expectations or the successful completion of special strategic projects or events.

The Committee also reviews the unique circumstances involved in the recruitment of the Company’s executive officers and will approve the payment of hiring bonuses if, in the judgment of the Committee, such payments are necessary to successfully recruit certain executives.

Executive Stock-Based Compensation Awards

The Company’s Stock-Based Compensation Incentive Plan (the “Stock-Based Incentive Plan”) encourages participants to focus on long-term Company performance and provides an opportunity for our executives and designated key employees to increase their ownership in the Company through grants of Restricted Stock Units. The Stock-Based Incentive Plan provides for restricted stock grants and/or option grants to executive officers, employees, and outside directors. The purpose of the Company’s Stock-Based Incentive Plan is to provide additional incentive to individuals whose substantial contributions are essential to the continued growth and success of the Company’s business. Grants of Restricted Stock Units are designed to strengthen the recipients’ commitment to the Company, to motivate such persons to perform their responsibilities faithfully and diligently, and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company. Additionally, the purpose of the Stock-Based Incentive Plan is to secure, for the Company and its shareholders, the benefits of the incentive inherent in increased common stock ownership by our executives and non-employee members of the Board who drive, direct, and execute the Company’s strategic objectives.

The Committee administers the Company’s Stock-Based Incentive Plan for our executive officers, employees, and outside directors. Stock-Based compensation for our executive officers is primarily composed of restricted stock grants and is intended to focus our executives on creating long-term shareholder value. The Committee may grant stock options and stock awards to executives who are responsible for designing and implementing the Company’s long-range strategic plan. At its discretion, the Committee may also grant options and stock awards based on individual and corporate achievements. The Committee has the authority to grant options to purchase common stock, with an exercise price equal to or above the fair market value of the common stock on the date of grant. To date, the Committee has never elected to re-price outstanding options. For grants of Restricted Stock Units, on the settlement date of the awards, the Restricted Stock Units may be settled (at the sole discretion of the Company) in shares of the Company's Class A Common Stock or settled in cash based upon the closing price of the Company's Class A Common Stock on the settlement date. The Committee believes that the ability to provide stock options and stock awards to the Company's executive officers responsible for its management and growth may better align their interests with the interests of the Company’s shareholders. The Stock-Based Incentive Plan also can promote the retention of our executives through the vesting provisions of the option and stock award grants and the potential upside for stock price appreciation. For these reasons, the Committee considers equity awards as an element of compensation when it reviews the Company’s executive officer compensation programs.

The Committee has the authority to approve grants made to the CEO, CFO, other executive officers and directors and, in certain cases, recommends grants to the entire Board for approval. The Committee determines the number of shares underlying each stock option grant or stock award based upon the level and years of service, the Company’s performance and an individual’s role and responsibilities. As discussed above, the Company typically reviews salaries, bonuses, equity awards, and other benefits on an annual basis. This process typically begins during the fourth quarter and is completed before the fiscal year-end (or shortly thereafter). In addition, if an executive officer or a designated key employee is hired during the year, the Committee may make a discretionary grant at the commencement of employment.

No stock options were awarded by the Company in Fiscal 2022 under the Stock-Based Incentive Plan and there were no outstanding stock options at the end of Fiscal 2022.

Supplemental Executive Retirement Plan

In 2014, the Board of Directors, upon the recommendation of the Compensation Committee, adopted the 2014 Omnibus Equity Incentive Plan (the “Plan”), which was approved by the Company’s stockholders. Pursuant to the Plan, the Company may provide supplemental retirement income to the Chairman, executive officers, other employees and directors of the Company or its affiliates. Subject to certain performance criteria, service requirements and age restrictions, eligible employees may be eligible to receive restricted stock awards. Restricted Stock Unit awards vest on the later of three years from the date of grant or the grantee reaching the age of 65 years.

During the fiscal year ended February 28, 2022, the Company awarded a total of 48,527 Restricted Stock Units under the Plan to the Company’s five Named Executive Officers (including the Chairman and excluding the CEO, who did not receive an award) and the Company’s non-management directors, collectively. The outstanding Restricted Stock Units for the Chairman and each Named Executive Officer are set forth in the "Outstanding Equity Awards at 2022 Fiscal Year End" table below.

Executive Deferred Compensation Plan

The Company has a non-qualified Deferred Compensation Plan for a select group of executives, including the Named Executive Officers. The Deferred Compensation Plan is intended to provide certain executives the ability to defer salary and bonuses in addition to those amounts that are permitted to be deferred under the Company’s 401(k) and Profit-Sharing Plan. The Deferred Compensation Plan provides for an employer matching contribution equal to 25% of an employee's deferrals up to $20,000 or a maximum employer matching contribution of $5,000 per year, which vests immediately. For Fiscal 2022, the Company continued its suspension of employer matching contributions to the Deferred Compensation Plan.  The Company is under no obligation to set aside any additional funds for the purpose of making payments thereunder.

The Deferred Compensation Plan is not intended to be a qualified plan under the provisions of the Internal Revenue Code. All compensation deferred under the Deferred Compensation Plan is held by the Company in a “Rabbi” investment trust and invested by the participant among several mutual funds. Earnings and losses are allocated to the participant’s individual account. Company contributions are vested immediately. The Committee has the option of amending or terminating the Deferred Compensation Plan at any time. Contributions and earnings on those contributions and total account balances as of the end of the 2022 fiscal year are shown for our Named Executive Officers in the Nonqualified Deferred Compensation table on page 33 of this Proxy Statement.

Perquisites and Other Benefits

Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, group life and disability insurance plans, 401(k) and profit sharing plan, and Cash Bonus Profit Sharing Plan, in each case, on the same terms as all other Company employees. In addition, certain executives, including our Named Executive Officers, receive additional benefits, such as supplemental life insurance, supplemental short-term and long-term disability benefits, car allowances or mileage reimbursements, and reimbursement of business-related expenses.

Tax and Accounting Implications of the Executive Compensation Program

It is the Committee’s goal for the Company’s executive compensation programs to maximize the benefit of tax laws and accounting requirements while meeting the Company’s compensation policies and objectives. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s covered employees. Prior to 2018, if certain requirements were met, Section 162(m) exempted qualifying performance-based compensation from the $1 million limitation. However, for taxable years beginning after December 31, 2017, the Tax Cuts and Jobs Act (“TCJA”) eliminated the exception from the $1 million annual limit for qualified performance-based compensation and commissions, other than with respect to certain compensation “grandfathered” under the TCJA if the compensation is paid pursuant to a written binding contract which was in effect on November 2, 2017, and is not materially modified on or after that date. While the Company’s incentive plans were structured to qualify as performance-based compensation, an exemption will no longer be available for future tax years for any compensation not “grandfathered” under the TCJA.

The TCJA also broadened the definition of a "covered employee". The term "covered employee" now includes: (1)  any person who served as Chief Executive Officer or the Chief Financial Officer, or acted as such at any point during the taxable year, (2) the three highest-paid officers other than the Chief Executive Officer or the Chief Financial Officer, and (3) any employee who was formerly a covered employee for any prior tax year beginning after December 31, 2016.

The Committee may in the future authorize compensation in excess of $1,000,000 to Named Executive Officers that will not be deductible under Section 162(m) when it believes doing so is in the best interests of the Company and its shareholders.

Employment Agreements

Each Named Executive Officer, with the exception of John J. Shalam, the Chairman of the Board, has an employment agreement with either the Company or one of its wholly-owned subsidiaries. Each such employment agreement provides for severance pay and other benefits upon a termination of employment. Each Named Executive Officer’s employment agreement requires the payment of compensation to the executive when employment terminates under certain circumstances.

Patrick M. Lavelle

On July 8, 2019, the Company’s Board of Directors, upon the recommendation of the Compensation Committee, authorized and approved a five-year employment contract effective March 1, 2019 with Mr. Lavelle (the “CEO Employment Agreement”).  A copy of the CEO Employment Agreement was filed as Exhibit 10.1 to the Company’s Report on Form 8-K filed with the SEC on July 12, 2019.  All capitalized terms set forth in the below discussion of the CEO Employment Agreement are defined therein.

The CEO Employment Agreement will terminate at the end of five years, unless the Company, at least six (6) months prior to the expiration of the CEO Employment Agreement, notifies Mr. Lavelle in writing of its intent to extend the term beyond the original term.  Such written notice shall set forth the proposed length of Mr. Lavelle’s continued employment, which he may accept or reject.  If rejected, the CEO Employment Agreement shall expire at the end of the Employment Period.

During the term of the CEO Employment Agreement, the Company will pay Mr. Lavelle an annual base salary of One Million Dollars ($1,000,000) per annum.  Pursuant to the CEO Employment Agreement, Mr. Lavelle shall also be paid an annual bonus calculated as one percent (1%) of the Company’s Adjusted EBITDA up to and including $10.0 million, and two percent (2%) of the Company’s Adjusted EBITDA in excess of $10.0 million, with such $10.0 million threshold subject to adjustment for an acquisition, divestiture, or investment by the Company in excess of $5.0 million.  In addition, Mr. Lavelle will receive stock grants to further align his interests with those of the Company’s shareholders.  On March 1, 2019, Mr. Lavelle received a stock grant (in lieu of further participation in any of the Company’s stock incentive plans) of 200,000 shares of the Company’s Class A Common Stock, a grant of 100,000 shares of the Company’s Class A Common Stock was made on each of March 1, 2020, and March 1, 2021, and on

March 1, 2022, Mr. Lavelle received an additional grant of 100,000 shares of the Company’s Class A Common Stock. All such grants are subject to a hold requirement equal to one year’s base salary of $1.0 million and subject to the terms of the CEO Employment Agreement.

The CEO Employment Agreement provides that Mr. Lavelle shall also receive from the Company a grant of the Company’s Class A Common Stock, or the equivalent in cash, up to a maximum value of $5.0 million based on the closing Nasdaq price of the Company’s Class A Common Stock exceeding $5.00/share (“Market Stock Units" or "MSUs”) during the five-year term of the CEO Employment Agreement in accordance with Schedule A to the CEO Employment Agreement.  The amount of MSUs to which Mr. Lavelle is entitled shall be determined based on the highest average closing Nasdaq price for any 90 consecutive calendar day period preceding each of the Third and Fifth Anniversary Dates. On the Third Anniversary Date, Mr. Lavelle became vested in MSUs equal to 80% of the value determined under Schedule A, which was distributed to him on March 1, 2022, in the amount of $4,000,000. On the Fifth Anniversary Date, Mr. Lavelle shall become vested in MSUs equal to 20% of the value determined under Schedule A, which shall be distributed to him as soon as administratively practicable following the Fifth Anniversary Date.

If Mr. Lavelle’s employment terminates upon expiration of the CEO Employment Agreement, in addition to all Accrued Obligations, upon execution of mutual releases, Mr. Lavelle shall be entitled to receive a lump sum payment of One Million Dollars ($1,000,000), all stock-based compensation previously awarded shall be fully vested and distributed, and any vested MSUs shall be distributed.

If Mr. Lavelle’s employment is terminated by the Company without "Cause" or by Mr. Lavelle for "Good Reason" (which is defined to include, among other things, a Change of Control), the CEO Employment Agreement provides for post-employment benefits including payment of Accrued Obligations and, upon execution of mutual releases, a cash payment equal to two times his base salary as of the Date of Termination, a pro rata portion of the Average Bonus calculated as set forth in the CEO Employment Agreement, an amount equal in cash to the average of the Annual Cash Bonuses awarded in the two years immediately preceding the year in which the Date of Termination occurs, all stock-based compensation Mr. Lavelle would have been entitled to had his employment not been terminated will 100% vest and be distributed, and all MSUs which have not previously vested or been distributed shall become 100% vested and distributed to Mr. Lavelle.

Mr. Lavelle is subject to non-compete and non-solicitation restrictions during his employment and for 24 months following termination.  Mr. Lavelle and the Company are also subject to a mutual non-disparagement clause during the Employment Period and thereafter.

The above is a summary of the terms of the CEO Employment Agreement and is qualified in its entirety by reference to the CEO Employment Agreement.

Charles M. Stoehr

On July 8, 2019, the Company’s Board of Directors, upon the recommendation of the Compensation Committee, authorized and approved a five-year employment contract with Mr. Stoehr effective March 1, 2019 (the “CFO Employment Agreement”).  A copy of the CFO Employment Agreement was filed as Exhibit 10.2 to the Company’s Report on Form 8-K filed with the SEC on July 12, 2019.  All capitalized terms set forth in the below discussion of the CFO Employment Agreement are defined therein.

In accordance with the CFO Employment Agreement, the Company will pay Mr. Stoehr an annual base salary of Four Hundred Thousand Dollars ($400,000).  In addition, Mr. Stoehr will be paid a bonus calculated and paid at .375% of the Company’s Adjusted EBITDA up to and including $10.0 million, and .75% of the Company’s Adjusted EBITDA in excess of $10.0 million, with such $10.0 million threshold subject to adjustment for an acquisition, divestiture, or investment by the Company in excess of $5.0 million.

In the event of the termination of Mr. Stoehr’s employment by the Company without "Cause" or by Mr. Stoehr for “Good Reason”, Mr. Stoehr shall be entitled to certain payments and continuation of benefits depending on the reason for termination, as more specifically set forth in the CFO Employment Agreement. If his employment is terminated by the Company without "Cause" or by Mr. Stoehr for “Good Reason” which is defined to include a Change in Control,

Mr. Stoehr shall be paid all Accrued Obligations, and upon execution of a mutual release, a pro rata portion of the Average Bonus, an amount in cash equal to the average of the Annual Cash Bonuses awarded in the two (2) years immediately preceding the year in which the Date of Termination occurs, all stock-based compensation shall become 100% vested and distributed, one year of Base Salary in twelve (12) equal monthly installments, and rights to indemnification and continuation of certain benefits.

Mr. Stoehr is subject to non-compete and non-solicitation restrictions during employment and for one year following termination and to non-disparagement during his employment and following termination.

The above is a summary of the terms of the CFO Employment Agreement and is qualified in its entirety by reference to the CFO Employment Agreement.

Loriann Shelton

On July 8, 2019, the Company’s Board of Directors, upon the recommendation of the Compensation Committee, authorized and approved a five-year employment contract with Ms. Shelton effective March 1, 2019 (the “COO Employment Agreement”).  A copy of the COO Employment Agreement was filed as Exhibit 10.3 to the Company’s Report on Form 8-K filed with the SEC on July 12, 2019.  All capitalized terms set forth in the below discussion of the COO Employment Agreement are defined therein.

In accordance with the COO Employment Agreement, the Company will pay Ms. Shelton an annual base salary of $450,000.  In addition, Ms. Shelton will be paid a bonus calculated and paid at .375% of the Company’s Adjusted EBITDA up to the Threshold (initially $10.0 million) minus $10.0 million (but never less than Zero); plus .75% of the Company’s Adjusted EBITDA in excess of the Threshold, as adjusted by the Board of Directors for acquisitions, divestitures and investments by the Company in excess of $5.0 million, minus $10.0 million, with no minimum Adjusted EBITDA required for the annual bonus to accrue and become payable and with no maximum cap on the annual bonus payable based upon the Company’s Adjusted EBITDA.

In the event of the termination of Ms. Shelton’s employment by the Company without "Cause" or by Ms. Shelton for “Good Reason”, which includes a voluntary retirement at any time after she attains 65 years of age, Ms. Shelton shall be entitled to certain payments and continuation of benefits depending on the reason for termination as more specifically set forth in the COO Employment Agreement. Additionally, if Ms. Shelton’s employment is terminated by the Company without "Cause" or by Ms. Shelton for “Good Reason” (which is defined to include a Change in Control), Ms. Shelton shall be paid all Accrued Obligations and, upon execution of a mutual release, a pro rata portion of the Average Bonus, an amount in cash equal to the average of the Annual Cash Bonuses awarded in the two (2) years immediately preceding the year in which the Date of Termination occurs, all stock-based compensation shall become 100% vested and distributed, one year of Base Salary in twelve (12) equal monthly installments, and rights to indemnification and continuation of certain benefits.  Upon expiration of the COO Employment Agreement, upon execution of a mutual release, Ms. Shelton shall receive all Accrued Obligations plus a lump sum payment of $450,000 and all stock-based compensation (including RSUs granted under the Plan) previously rewarded shall vest and be distributed.

Ms. Shelton is subject to non-compete and non-solicitation restrictions during employment and for twelve months following termination, and to non-solicitation and non-interference restrictions during her employment and for two years following termination.

The above is a summary of the terms of the COO Employment Agreement and is qualified in its entirety by reference to the COO Employment Agreement.

T. Paul Jacobs

On February 3, 2011, KGI entered into an employment agreement with Mr. Jacobs, which agreement was authorized and approved by the Company’s Board of Directors in conjunction with the Company’s acquisition of KGI (the “KGI Agreement”). A copy of the KGI Agreement was filed as Exhibit 10.5 to the Company’s Report on Form 10-K filed with the SEC on May 16, 2011. The KGI Agreement is effective until any of the parties notifies the other of his or its intention to terminate employment according to the terms outlined therein.

During the term of the KGI Agreement, KGI will pay Mr. Jacobs an annual base salary, subject to review and potential upward adjustment annually as authorized and approved by the CEO and the Committee.

The KGI Agreement provides for KGI to pay Mr. Jacobs an annual bonus equal to a maximum of fifty percent (50%) of his base salary based on achievement of EBITDA goals (as determined by the Company's CEO) and other goals established at the beginning of each year, which are designed to promote the growth of KGI. In addition, the KGI Agreement, as amended on March 1, 2011, provides for a put option for Mr. Jacobs determined by multiplying the cumulative after tax net profit or loss of KGI by 1.6%, and bearing interest at the same per annum rate the Company receives from its lead bank. Mr. Jacobs was entitled to begin requesting cash payment of his accumulated put option balances beginning 30 months from March 1, 2011, and at no less than 60-month intervals, thereafter, at each request.

In the event of the termination of Mr. Jacobs’ employment by the Company without "Cause", by Mr. Jacobs with "Good Reason", or by virtue of Mr. Jacobs’ death or disability, he is entitled to certain payments and continuation of benefits depending on the reason for termination, as more specifically set forth in the KGI Agreement. The KGI Agreement does not provide for a payment in the event of a change in control.

Mr. Jacobs is subject to confidentiality restrictions during his employment and thereafter, and to non-compete, non-solicitation, and non-disparagement restrictions during his employment and for 12 months following termination.

The above is a summary of the terms of the KGI Agreement and is qualified in its entirety by reference to the KGI Agreement.

Oscar Bernardo

On August 8, 2006, Audio Products International Corp. ("API"), a wholly-owned subsidiary of KGI, entered into an employment agreement with Mr. Bernardo, which was amended on July 1, 2009 and further amended on March 1, 2011, and which agreement was assumed in conjunction with the Company’s acquisition of KGI (the “API Agreement”). The API Agreement was most recently amended effective as of April 6, 2020.  The API Agreement, as amended, was filed with the SEC as an exhibit to the Company’s 10-Q for the quarter ended May 31, 2020.

The API Agreement is effective until either party notifies the other of his or its intention to terminate Mr. Bernardo’s employment with API according to the terms outlined in the API Agreement.

During the term of the API Agreement, API will pay Mr. Bernardo an annual base salary, subject to review and a potential annual increase as determined by the CEO of KGI.

Mr. Bernardo is eligible to earn an annual bonus of thirty percent (30%) of his base salary based on the achievement of goals established prior to the start of each fiscal year.  In addition, the API Agreement, as amended on March 1, 2011, provides for a put option for Mr. Bernardo determined by multiplying cumulative after-tax net profit or loss of KGI by 0.25% and bearing interest at the same per annum rate the Company receives from its lead bank. Mr. Bernardo was entitled to begin requesting cash payment of his accumulated put option balance beginning 30 months from March 1, 2011, and at no less than 60-month intervals, thereafter, at each request.

In the event of the termination of Mr. Bernardo’s employment by API without "Cause", by Mr. Bernardo with "Good Reason", or by virtue of Mr. Bernardo’s death or disability, he is entitled to certain payments and continuation of benefits depending on the reason for termination, as more specifically set forth in the API Agreement. The API Agreement does not provide for a payment in the event of a change in control.

The above is a summary of the terms of the API Agreement and is qualified in its entirety by reference to the API Agreement, which was filed by the Company with the SEC with the Company’s Form 10-Q for the quarter ended May 31, 2020.

401(k) and Profit Sharing Plan

The Company has a 401(k) plan for eligible employees. The Company matches a portion of participant contributions. From March 1, 2018 to December 31, 2018, the match amount was 40% of elective deferrals, up to a maximum of 4% of eligible compensation, after three months of service. Effective January 1, 2019, the company match amount was changed to 33% of elective deferrals up to a maximum of 6% of eligible compensation. Shares of the Company’s common stock are not an investment option under the 401(k) plan and the Company does not use such shares to match participant contributions. The Company contributed approximately $688,691 to the 401(k) plan during Fiscal 2022.

The Company also has a Profit Sharing Plan that allows the Company to make discretionary profit sharing contributions for the benefit of participating employees, including the Named Executive Officers, for any fiscal year in an amount determined by the Board of Directors. When the Board of Directors elects to make a discretionary contribution, the size of the contribution is dependent upon the performance of the Company. A participant’s share of the discretionary contribution is determined pursuant to the participant’s eligible wages for the fiscal year as a percentage of eligible wages for all participants for the fiscal year. During Fiscal 2022, the Board did not make a discretionary profit-sharing contribution to the Plan.

Cash Bonus Profit Sharing Plan

The Company has a Cash Bonus Profit Sharing Plan that allows the Company to make profit sharing contributions for the benefit of eligible employees, including Named Executive Officers, for any fiscal year in an amount not to exceed 3.5% of pre-tax profits or $2.5 million. If pre-tax profits in any given fiscal year do not exceed $3 million, there will be no contribution to the Cash Bonus Profit Sharing Plan for that fiscal year. The size of the contribution is dependent upon the performance of the Company. A participant’s share of the contribution is determined pursuant to the participant’s eligible wages for the fiscal year as a percentage of eligible wages for all participants for the fiscal year. The Company elected not to make a cash bonus profit sharing contribution for Fiscal 2022.

Measuring Company Performance for Compensation Purposes

The value of our stock awards is based upon the Company’s performance, as reflected in the price of its stock, and is believed to best reflect the longer-term performance of the Company. Bonuses and other performance-based incentives are based on revenue, operating income targets or the Company’s adjusted EBITDA established in connection with the annual budgeting process, or upon achieving certain strategic goals and are believed to best reflect the short-term performance of the Company.

Fiscal 2022 Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
Patrick M. Lavelle	2022	$1,000,000	$2,177,500	$686,251	$—	$39,896	$3,903,647
President and Chief	2021	$1,000,000	$355,500	$838,740	$—	$29,051	$2,223,291
Executive Officer	2020	$1,000,000	$876,000	$64,527	$—	$30,141	$1,970,668
Charles M. Stoehr	2022	$400,000	$107,184	$257,344	$—	$32,804	$797,332
Senior Vice President and	2021	$400,000	$26,448	$314,527	$—	$32,691	$773,666
Chief Financial Officer	2020	$400,000	$20,000	$24,197	$—	$29,278	$473,475
Loriann Shelton	2022	$450,000	$120,299	$294,844	$40,958	$28,987	$935,088
Senior Vice President and	2021	$450,000	$31,074	$352,027	$106,089	$25,002	$964,192
Chief Operating Officer	2020	$450,000	$25,000	$48,395	$—	$23,199	$546,594
Oscar Bernardo	2022	$333,778	$45,948	$158,706	$—	$38,405	$576,837
Chief Operating Officer, KGI	2021	$336,101	$—	$258,819	$—	$36,360	$631,280
	2020	$316,220	$—	$127,286	$—	$36,476	$479,982
T. Paul Jacobs	2022	$500,000	$75,003	$533,183	$—	$28,060	$1,136,246
President and	2021	$500,000	$112,500	$691,498	$—	$22,837	$1,326,835
Chief Executive Officer, KGI	2020	$500,000	$112,500	$379,095	$—	$24,634	$1,016,229
John J. Shalam (4)	2022	$450,000	$219,859	$608,044	$—	$54,281	$1,332,184
Chairman of the Board	2021	$450,000	$28,057	$1,015,719	$—	$47,098	$1,540,874
	2020	$450,000	$22,500	$—	$—	$41,766	$514,266

(1)

This column presents the aggregate fair market value of stock awards on the date of grant. The amounts presented do not necessarily represent the actual value that will be recognized by the individuals upon issuance.

(2)	Refer to the CD&A for a further discussion of the Company's non-equity incentive plans and bonus methodology.
(3)	See the All Other Compensation Table below for additional information.
(4)	Mr. Shalam, Chairman of the Board, is not an executive officer of the Company.

Note:	The columns which present “Bonus” and “Option Awards” have been omitted as there is no information to report in these columns for any fiscal year covered by the table.

All Other Compensation Table

The following table contains each component of the "All Other Compensation" column from the Fiscal 2022 Summary Compensation Table.

Name of Executive	Auto Allowance	Value of Supplemental Life Insurance Premiums (1)	Employer Contributions Relating to Employee Savings Plan	Other (2)	Total
Lavelle	$27,701	$6,343	$5,852	$—	$39,896
Stoehr	$16,842	$10,111	$5,852	$—	$32,805
Shelton	$17,994	$5,142	$5,852	$—	$28,988
Bernardo	$—	$4,217	$—	$34,187	$38,404
Jacobs	$—	$4,915	$6,613	$16,532	$28,060
Shalam	$5,518	$40,739	$8,025	$—	$54,282

(1)

This column presents payments made by the Company for insurance premiums related to a $1,000,000 life insurance policy (or such reduced amount as may be required by the insurer due to age coverage constraints) and supplemental disability coverage, which are owned by each executive. It does not include premiums for policies where the Company is the owner and beneficiary.

(2)	This column contains continuing education and/or professional subscription fees reimbursed by KGI to Mr. Jacobs and housing costs and/or professional education fees reimbursed by KGI to Mr. Bernardo.

Note:

The column entitled “Employer Contributions Relating to Cash Bonus Profit Sharing Plan” has been omitted because there were no employer contributions to the Cash Bonus Profit Sharing Plan for Fiscal 2022.

Grants of Plan Based Awards During Fiscal 2022

The following table discloses the amount of non-equity incentive plan awards for Fiscal 2022:

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards
Name	Grant Date (1)	'Threshold ($)	'Target ($)	'Maximum ($)	'Grant Date	Number of Units (#) (2)	Closing Price on Grant Date ($) (3)
Lavelle	4/7/2021	$—	$930,015		7/6/2021	—	$—
Stoehr	4/7/2021	$—	$348,756	$—	7/6/2021	7,887	$13.41
Shelton	4/7/2021	$—	$386,256	$—	7/6/2021	8,852	$13.41
Jacobs (4)	4/7/2021	$—	$693,961	$—	7/6/2021	5,519	$13.41
Bernardo (5)	4/7/2021	$—	$187,209	$—	7/6/2021	3,381	$13.41
Shalam	4/7/2021	$—	$1,031,639	$—	7/6/2021	16,178	$13.41

(1)	This column represents the date upon which the Compensation Committee approved the target award amounts under the non-equity incentive plan.
(2)

This column represents the number of Restricted Stock Units (each, an "RSU") granted pursuant to the Company's 2014 Omnibus Equity Incentive Plan (the "Plan"). Each RSU grant was approved by the Compensation Committee on July 6, 2021.

(3)

This column represents the closing price of the Company's Class A Common Stock on the grant date, July 6, 2021. RSUs are granted based upon the "Fair Market Value" of the Company's Class A Common Stock on the grant date. "Fair Market Value" is defined in the Plan as the mean of the highest and lowest quoted selling price of a share of the Company's Class A Common Stock on the grant date. The Fair Market Value was $13.59 per share on the grant date.

(4)

As covered in greater detail in the discussion of Mr. Jacobs’ employment agreement commencing on page 27, Mr. Jacobs’ non-equity incentive award is comprised of a performance-based award (which may not be awarded in an amount greater than fifty percent (50%) of base salary) and a put option (which is not subject to a maximum dollar amount).

(5)

As covered in greater detail in the discussion of Mr. Bernardo’s employment agreement commencing on page 28, Mr. Bernardo’s non-equity incentive award is comprised of a performance-based award (which may not be awarded in an amount greater than thirty percent (30%) of base salary) and a put option (which is not subject to a maximum dollar amount).

Note: Certain columns have been omitted, as there is no information to report in these columns for Fiscal 2022, including the “estimated future payouts under equity incentive plan awards” column.

 Outstanding Equity Awards at 2022 Fiscal Year End

The following table sets forth outstanding restricted stock unit awards not yet vested as of February 28, 2022.

	Equity Incentive Plan Awards
Name	Shares That Have Not Yet Vested (#)	Market or Payout Value of Shares That Have Not Yet Vested ($)
Lavelle	10,764	$50,000
Stoehr	16,784	$153,633
Shelton	19,629	$176,373
Bernardo	3,381	$45,948
Jacobs	104,451	$643,591
Shalam	25,893	$270,416

Note: Information regarding Option Awards has been omitted because there were no outstanding unexercised option awards or unexercised options not exercisable at February 28, 2022.

Option Exercises and Stock Vested at 2022 Fiscal Year End

The table below provides information regarding the vesting of Restricted Stock Unit Awards during the fiscal year ended February 28, 2022.

	Stock Vested
	Number of Units Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
Lavelle	75,000	$412,500
Stoehr	18,338	$100,858
Shelton	20,795	$114,375
Jacobs	8,958	$49,269
Bernardo	—	$—
Shalam	42,670	$234,687

(1)

This column presents Restricted Stock Unit Awards granted pursuant to the Company’s 2014 Omnibus Equity Incentive Plan (the "Plan") which have vested but are not settled. When settled, these Awards may be settled in shares of the Company’s Class A Common Stock or in cash, at the Company’s sole discretion.

(2)

The value presented in this column is based upon the "Fair Market Value" of the Company's Class A Common Stock on the related Restricted Stock Unit award grant date(s). "Fair Market Value" is defined in the Plan as the mean of the highest and lowest quoted selling price of a share of the Company's Class A Common Stock on the grant date. The value presented does not necessarily represent the value that will be recognized by the individuals upon settlement of the subject Restricted Stock Units.

Nonqualified Deferred Compensation for Fiscal 2022

The table below provides information on the nonqualified deferred compensation of our Chairman and Named Executive Officers:

Name	Executive Contributions in Fiscal 2022 (1)	Registrant Contributions in Fiscal 2022 (2)	Aggregate Earnings in Fiscal 2022 (3)	Aggregate Withdrawals/Distributions in Fiscal 2022	Fees	Aggregate Balance at February 28, 2022
Lavelle	$—	$—	$—	$—	$—	$—
Stoehr	$—	$—	$—	$—	$—	$—
Shelton	$90,000	$—	$40,958	$(193,679)	$(9,810)	$507,185
Bernardo	$—	$—	$—	$—	$—	$—
Jacobs	$—	$—	$—	$—	$—	$—
Shalam	$—	$—	$—	$—	$—	$—

(1)

This column represents the contributions made by each individual into the Company’s deferred compensation plan. Such amounts are included in the salary or bonus column in the Summary Compensation Table. Employees of KGI did not participate in the Company’s deferred compensation plan in Fiscal 2022.

(2)	For Fiscal 2022, the Company continued its suspension of employer matching contributions.
(3)	This column represents the dollar amount of aggregate interest, dividends, stock price appreciation (or depreciation), and other similar items accrued during Fiscal 2022.

CEO Pay-Ratio Disclosure

In compliance with SEC rules, we are required to provide the relationship of the total annual compensation of the median of our employees (other than the CEO) and the total annual compensation of our CEO, Patrick M. Lavelle. The Company has elected to identify its median employee every three years, unless a significant change in employee population or employee compensation arrangements has occurred. The pay ratio included herein is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

In determining our “median employee”, we used a consistently applied compensation measure with the following methodology, material assumptions, adjustments, and estimates:

•

The Company selected December 31, 2020, which was within the last three months of the 2021 fiscal year end, as the date for determining the employees to be considered in computing the pay ratio, and the twelve months ended December 31, 2020 as the measurement period.

•

We utilized the entire global population of 886 employees, including full-time, part-time, seasonal, and foreign employees, without exercising the de minimis exception for any of our foreign or U.S. personnel. Local amounts were converted to U.S. dollars using the applicable rate of exchange in effect on December 31, 2020.

•

The Company chose “total taxable earnings” reported to the respective federal taxing authority for the calendar year 2020 as our consistently applied compensation measure. No cost-of-living adjustments were made. Earnings were annualized for employees who were employed on December 31, 2020, but did not work for the Company for the full year.

•

The “Total Annual Compensation” of the CEO and the median employee was based on the applicable instructions and interpretations used to calculate compensation to be reported in the Summary Compensation Table included within this Proxy Statement.

The Company has not undergone any significant change in employee population or employee compensation in fiscal 2022, so the median employee salary for fiscal year 2022 was not recalculated for the purpose of this analysis. In fiscal 2021, the median employee was identified as an administrative employee in one of our domestic locations, and the total annual compensation of the median compensated of all our employees (other than the CEO) was $53,287. In fiscal 2022, the total annual compensation of our CEO was $3,903,647, as indicated in the Summary Compensation Table within the Compensation Discussion and Analysis above. Therefore, in relying on our median employee compensation from fiscal 2021 and comparing it to the total annual compensation of our CEO as listed above, our median employee to CEO pay ratio for fiscal 2022 was estimated to be approximately 1 to 72.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules, based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s total annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions based upon their compensation practices. Therefore, the ratio we report may not be comparable to the ratio reported by other companies.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC and the Nasdaq Stock Market (the “Nasdaq”). These Reporting Persons are required by SEC regulation to furnish the Company with copies of all Forms 3, 4, and 5 filed with the SEC and Nasdaq. To the Company’s knowledge, based solely upon a review of the copies of the forms received by the Company with respect to the fiscal year ended February 28, 2022, or written representations from Reporting Persons, the Company believes that its directors and executive officers have complied, on a timely basis, with all filing requirements applicable to them, except for T. Paul Jacobs who filed a Form 5 on May 5, 2022 to report the transfer of his 23,500 Class A shares on April 30, 2016 pursuant to a marital settlement agreement and Patrick M. Lavelle who filed a Form 4 on March 16, 2021 to report the receipt of 60,653 Class A shares on March 1, 2021 pursuant to the terms of his employment agreement.

OTHER MATTERS

At the time of preparation of this Proxy Statement, neither the Board of Directors nor management know of any matters to be presented for action at the meeting other than as set forth in Proposals 1 and 2 of the Notice of Annual Meeting and this Proxy Statement. However, as to any other business which may properly come before the Annual Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By order of the Board of Directors,

/s/ Janine Russo

JANINE RUSSO

Corporate Secretary

VOXX International Corporation

Hauppauge, New York

June 7, 2022

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy or voting instructions (1) over the internet, (2) by telephone, or (3) by mail. Please see the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

VOTE BY INTERNET – Before the Meeting – Go to www.proxyvote.com
VOXX INTERNATIONAL CORPORATION 2351 J LAWSON BLVD. ORLANDO, FL 32824 ATTN: JANINE RUSSO

Use the internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on July 20, 2022 for shares held directly. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/VOXX2022

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on July 20, 2022 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

VOXX INTERNATIONAL CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS Vote on Directors
1.	ELECTION OF DIRECTORS. To elect our board of eight directors	☐	☐	☐

Nominees:

Class A Shareholders vote:

01) Peter A. Lesser

02) Denise Waund Gibson

03) John Adamovich, Jr.

04) John J. Shalam

05) Patrick M. Lavelle

06) Charles M. Stoehr

07) Ari M. Shalam 08) Beat Kahli

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSAL:		For	Against	Abstain

2.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2023	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

VOXX INTERNATIONAL CORPORATION

2351 J Lawson Blvd.

Orlando, FL 32824

The undersigned appoints Patrick M. Lavelle and Charles M. Stoehr, each as proxies with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of VOXX International Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held July 21, 2022, at 10:00 a.m., via a live webcast at www.virtualshareholdermeeting.com/VOXX2022, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on the reverse side

VOTE BY INTERNET – Before the Meeting – Go to www.proxyvote.com
VOXX INTERNATIONAL CORPORATION 2351 J LAWSON BLVD. ORLANDO, FL 32824 ATTN: JANINE RUSSO

Use the internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on July 20, 2022 for shares held directly. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/VOXX2022

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on July 20, 2022 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

VOXX INTERNATIONAL CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
Vote on Directors
1.	ELECTION OF DIRECTORS. To elect to our board of five of eight directors	☐	☐	☐

Nominees:

Class B Shareholders vote:

01) John J. Shalam

02) Patrick M. Lavelle

03) Charles M. Stoehr

04) Ari M. Shalam 05) Beat Kahli

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSAL:	For	Against	Abstain

	2. Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2023 ☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

VOXX INTERNATIONAL CORPORATION

2351 J Lawson Blvd

Orlando, FL 32824

The undersigned appoints Patrick M. Lavelle and Charles M. Stoehr, each as proxies with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of VOXX International Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held July 21, 2022, at 10:00 a.m., via a live webcast at www.virtualshareholdermeeting.com/VOXX2022, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on the reverse side